EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 27, 2026, in this Amendment No. 3 to the Registration  Statement  on  Form  F-1  (File  No.  333-289879), under  the  Securities  Act  of  1933,  with respect to the consolidated balance sheets of Dbim Holdings Limited and its subsidiaries (collectively the “Company”) as of September 30, 2024, and 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended September 30, 2025, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
January 27, 2026	Certified Public Accountants
PCAOB ID: 1171